Exhibit 99.1

Canterbury Park Holding Corporation Announces 2010 First Quarter Results

SHAKOPEE, Minn.--(BUSINESS WIRE)--May 13, 2010--Canterbury Park Holding Corporation (NASDAQ:CPHC) today announced results for the first quarter ended March 31, 2010.

Canterbury Park Holding Corporation (the “Company”) reported a net loss of $639,641 on net revenues of $7,788,613 for the three months ended March 31, 2010, compared to net income of $316,774 on net revenues of $8,211,522 for the same period in 2009. The diluted loss per share in the first quarter of 2010 was $.16 compared to diluted earnings per share of $.08 for the same period last year. The loss was principally due to a one-time $909,540 expense resulting from the write-off of assets related to the renovation of our existing card room in the first quarter. Excluding this non-cash charge, net income for the first quarter was $100,099, resulting in diluted earnings per share of $.02.

Net revenues in the first quarter declined 5.2% from the comparable period in 2009 due to declines in both pari-mutuel and card room revenues. Pari-mutuel revenues decreased 9.3% to $1,821,031 partially due of the cancellation of many races around the country during the quarter because of inclement weather. Poker revenue decreased $419,047, or 13.2% compared to the first quarter of 2009. The declines in simulcast and poker revenues reflect the continued negative affects of the economic downturn as well as an increasing number of Minnesota residents unlawfully wagering on poker and horse racing by means of the Internet. In spite of the economy, our table games revenue increased $166,596, or 10.4%, compared to the same quarter in 2009. The Company believes its expanded variety of gaming options and smoke-free atmosphere have resulted in an increased market share in table games.

Operating expenses were held in check as a result of various cost cutting initiatives that were implemented in 2009. Excluding the one-time cost associated with the loss on assets disposed of during the renovation of our card room, the Company incurred $7,668,767 in operating expenses during the first quarter of 2010 compared to $7,633,035 during the first quarter of 2009, an increase of less than 1%. Additional information regarding first quarter 2010 results is presented in the accompanying table and in our Form 10Q report that will be filed on May 17, 2010.

“Our first quarter loss reflects an investment in the future of Canterbury Park,” stated Randy Sampson, Canterbury Park’s President and CEO. “During the first quarter of 2010, Canterbury undertook an extreme makeover of our card room. While we are confident that updating our card room will be a very positive step for the Company, the renovation required the disposal and write-off of card room assets that were not fully depreciated and had a remaining net book value of $909,540. This, unfortunately, turned what would have been a modest first quarter profit into a considerable first quarter loss. In addition, consistent with other gaming businesses around the country, our revenues continue to be impacted by reduced discretionary spending resulting from the sluggish economic recovery.”

Sampson continued: “We are very optimistic about the future, particularly the opportunity to grow our table games revenues in our new Card Casino. Results since we opened the Card Casino on April 14 have been very encouraging. Also, feedback from our customers regarding the comfort and décor of the Card Casino has been overwhelmingly positive. On the racing front, as we approach the 2010 live racing season, which begins Friday, May 14th, we are looking forward to offering an exciting entertainment product to our live racing fans. To celebrate the 25th anniversary of the opening of the racetrack, we are showing our appreciation to our loyal fans by offering free admission all season long. We believe that these actions will solidify our position as one of Minnesota’s premier entertainment destinations.”

About Canterbury Park:
Canterbury Park hosts pari-mutuel wagering and card games at its facility in Shakopee, Minnesota. Pari-mutuel wagering is offered on live thoroughbred and quarter horse races each summer, and simulcast wagering on races held at out-of-state racetracks is available year-round. Canterbury Park’s Card Casino hosts a variety of poker and casino style card games 24 hours a day. Canterbury Park also derives revenues from related services and activities, such as concessions, parking, programs, and from other entertainment events held at the facility. To learn more about Canterbury Park, visit our website at www.canterburypark.com.

Cautionary Statement:
This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties that could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

CANTERBURY PARK HOLDING CORPORATION’S
SUMMARY OF OPERATING RESULTS
(UNAUDITED)

	Three Months	Three Months
	Ended	Ended
	March 31, 2010	March 31, 2009

Operating Revenues, (net)	$7,788,613	$8,211,522

Operating Expenses	$8,578,307	$7,633,035

Non-Operating Income, net	$3,253	$287

(Loss) Income before Income Tax Expense	($786,441)	$578,774

Income Tax Benefit (Expense)	$146,800	($262,000)

Net (Loss) Income	($639,641)	$316,774

Basic Net (Loss) Income Per Common Share	($0.16)	$0.08

Diluted Net (Loss) Income Per Common Share	($0.16)	$0.08

CONTACT:
Canterbury Park Holding Corporation
Randy Sampson, 952-445-7223